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                         December 21, 2021

       Charley Changmin Yoon
       President
       Hyundai ABS Funding, LLC
       3161 Michelson Drive
       Irvine, California 92612

                                                        Re: Hyundai ABS
Funding, LLC
                                                            Registration
Statement on Form SF-3
                                                            Filed December 17,
2021
                                                            File No. 333-261719

       Dear Mr. Yoon:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Benjamin
Meeks at 202-551-7146 with any questions.




                         Sincerely,


                         Division of Corporation Finance

                         Office of Structured Finance